UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 1, 2018

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 N. Dairy Ashford
Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 337-2034

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On February 1, 2018, Shell Midstream Partners, L.P. (the “Partnership”) entered into an Underwriting Agreement (the “Underwriting Agreement”), by and among the Partnership, its general partner Shell Midstream Partners GP LLC (collectively, the “Partnership Parties”) and Morgan Stanley & Co. LLC (the “Underwriter”), providing for the offer and sale by the Partnership (the “Offering”), and the purchase by the Underwriter, of 25,000,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the Underwriter of $26.96 per Common Unit. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriter an option for a period of 30 days to purchase up to an additional 3,750,000 Common Units on the same terms.

The Offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-207759) (the “Registration Statement”), which became effective automatically upon filing with the Securities and Exchange Commission on November 3, 2015. The Offering was made under the prospectus supplement dated February 1, 2018 (the “Prospectus Supplement”), and the accompanying prospectus, dated November 2, 2015, constituting a part of the Registration Statement.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriter may be required to make in respect of those liabilities.

The Offering is expected to close on February 6, 2018, subject to customary closing conditions. The Partnership expects to receive proceeds (net of underwriting discounts and estimated offering expenses) from the Offering of approximately $673.5 million. As described in the Prospectus Supplement, the Partnership intends to use the net proceeds from the Offering and from its general partner’s proportionate capital contribution to repay existing borrowings under its credit facilities and for general partnership purposes.

As more fully described in the Prospectus Supplement, the Underwriter and its affiliates are full service institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage services. The Underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Partnership and its affiliates, for which they received or may in the future receive customary fees and expenses. In connection with these services, the Underwriter or its affiliates have received or may receive customary fees and reimbursement of expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. Legal opinions relating to the Common Units are included as Exhibits 5.1 and 8.1 to this Current Report.

Private Placement Agreement

On February 1, 2018 the Partnership entered into a Common Unit Purchase Agreement with Shell Midstream LP Holdings LLC (“Holdings”) providing for the issuance and sale to Holdings of 11,029,412 Common Units for an aggregate purchase price of approximately $300 million in a private placement transaction (the “Holdings Private Placement”). The Holdings Private Placement is expected to close on February 6, 2018.

The foregoing description of the Common Unit Purchase Agreement is qualified in its entirety by reference to such Common Unit Purchase Agreement, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information provided in Item 1.01 of this Current Report on Form 8-K under the heading “Private Placement Agreement” is hereby incorporated by reference. The Holdings Private Placement will be undertaken in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act. The Partnership believes that exemptions other than the foregoing exemption may exist for the transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Number	Description

1.1	Underwriting Agreement dated February 1, 2018, by and among Shell Midstream Partners, L.P., Shell Midstream Partners GP LLC and Morgan Stanley & Co. LLC.

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1	Opinion of Baker Botts L.L.P. relating to tax matters.

10.1	Common Unit Purchase Agreement dated February 1, 2018, between Shell Midstream Partners, L.P. and Shell Midstream LP Holdings LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: February 5, 2018